Exhibit 4.6

(English Translation)

Supplementary Agreement to Exclusive Technology Consulting and Services Agreement (No. 18)

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

Address:	No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

Party B:	Baidu Netcom Science Technology Co., Ltd.

Address:	No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

WHEREAS:

Parties A and B entered into the Exclusive Technology Consulting and Services Agreement (the Original Agreement) on March 22, 2005;

Through friendly negotiation, the parties hereto agree to supplement the Original Agreement as follows on April 22, 2010:

1. The parties agree to amend Section 2.1 or the Original Agreement as follows:

“The parties agree to calculate and pay the consulting service fees in the matter specified in Appendix 2. Meanwhile, Party A shall have the right to decide the amount and/or the calculation of the service fees at its sole discretion.”

2. This Supplementary Agreement shall form an integral part of the Original Agreement. This Supplementary Agreement shall prevail should there be any inconsistency between the Original Agreement and this Supplementary Agreement. The Original Agreement shall be applied to the matters not provided in this Supplementary Agreement.

3. This Supplementary Agreement shall be executed in two originals, each party holding one original. All the originals shall have the same legal effect. This Supplementary Agreement shall be effective upon the parties’ signing.

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized representative: Haoyu Shen

Signature: /s/ Haoyu Shen

Seal: (the seal of Baidu Online Network Technology (Beijing) Co., Ltd.)

Party B: Baidu Netcom Science Technology Co., Ltd.

Authorized representative:

Signature: /s/ Authorized representative

Seal: (the seal of Baidu Netcom Science Technology Co., Ltd.)

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